Exhibit 10.3

BIRKS & MAYORS INC.

as Corporation

and

RHINO 66 LIMITED

as Holder

CONVERTIBLE DEBENTURE

August 23, 2013

STIKEMAN ELLIOTT LLP

CONVERTIBLE DEBENTURE

US$200,000	August 23, 2013

ARTICLE 1

PRINCIPAL SUM

Section 1.1	Principal Sum.

For value received, Birks & Mayors Inc. (the “Corporation”), having its head office at 1240 Phillips Square, Montreal, Québec, Canada, H3B 3H4 promises to pay to the order of Rhino 66 Limited (the “Holder”) the principal sum of TWO HUNDRED THOUSAND DOLLARS ($200,000) in lawful money of the United States of America, which payment obligation shall be satisfied exclusively by the issuance of fully paid and non-assessable Class A Shares, on presentation and surrender of this Debenture, at the office of the Holder at Rhino 66 Limited, 10 Orange Street, Haymarket, London, United Kingdom, WC2H 7DQ, Attention Jane Henman or such other place as the Holder may designate from time to time, on the date which is the earlier of (i) December 31, 2015 or (ii) the date of a declaration by the Holder pursuant to Section 6.2 (the “Maturity Date”), the whole in accordance with the terms of this Debenture.

Section 1.2	Interest.

The principal sum outstanding from time to time shall bear interest both before and after maturity, from and including August 23, 2013 to the date of satisfaction of all obligations in full, at 6% per annum calculated annually in arrears on December 31 of each calendar year, commencing on December 31, 2013 and due upon the earlier of (i) the conversion of the Debenture or (ii) the Maturity Date. Interest accrued on the principal amount outstanding under this Debenture will be satisfied by the issuance of fully paid and non-assessable Class A Shares in accordance with Section 5.4.

Section 1.3	Share Issuance Prior to Maturity

Subject to Section 5.1 and Section 5.2, the Corporation may not issue Class A Shares in satisfaction of the principal amount of the Debenture, in whole or in part, prior to the Maturity Date without the prior consent of the Holder.

ARTICLE 2

INTERPRETATION

Section 2.1	Definitions.

As used in this Debenture, the following terms have the following meanings:

“Black-Out” has the meaning specified in Section 5.2(3).

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Montreal, Québec.

“Class A Shares” means the shares without nominal or par value of the Corporation designated as Class A Voting Shares in its restated articles of incorporation dated November 14, 2005, as such shares exist at the commencement of business on this date; provided that in the event of a subdivision, redivision, reduction, combination, consolidation or reclassification, then, subject to adjustments, if any, having been made in accordance with the provisions of the Debenture, “Class A Shares” shall mean the shares resulting from the subdivision, redivision, reduction, combination, consolidation or reclassification, as the case may be.

“Common Shares” means the shares without nominal or par value of the Corporation designated as Class A Voting Shares and Class B Multiple Voting Shares in its restated articles of incorporation dated November 14, 2005, as such shares exist at the commencement of business on this date; provided that in the event of a subdivision, redivision, reduction, combination, consolidation or reclassification, then, subject to adjustments, if any, having been made in accordance with the provisions of Section 5.7, “Common Shares” shall mean the shares resulting from the subdivision, redivision, reduction, combination, consolidation or reclassification, as the case may be.

“Conversion Price” means the greater of:

(i)	the closing price per Class A Share on the last trading day prior to the date of the conversion, if at the time of the conversion the Class A Shares are publicly traded on a stock exchange;

(ii)	the Net Book Value per Common Share; and

(iii)	$1.30.

“Corporate Reorganization” means any transaction whereby all or substantially all of the Corporation’s undertaking, property and assets would become the property of any other Person whether by way of arrangement, reorganization, consolidation, amalgamation, merger, continuance under any other jurisdiction of incorporation or otherwise.

“Event of Default” has the meaning specified in Section 6.1.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Going-Private Transaction” means a going-private transaction of the Corporation resulting in the delisting of the Corporation’s Class A Shares from the NYSE MKT LLC and the deregistration of the Corporation’s Class A Shares with the U.S. Securities and Exchange Commission.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any stock exchange and (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Material Contract” shall mean all written contracts, agreements, indentures, instruments and commitments providing for the payment in any twelve (12) month period of two million dollars ($2,000,000) or more; and

“Material Subsidiary” means any direct or indirect Subsidiary of the Corporation having assets in excess of 10% of the consolidated assets of the Corporation and its Subsidiaries.

“Maturity Date” has the meaning specified in Section 1.1.

“Net Book Value per Common Share” means total stockholders’ equity as presented on the Corporation’s most recent annual audited consolidated financial statements, divided by the total number of issued and outstanding Common Shares, provided that if the conversion of the Debenture occurs at a date which is later than nine (9) months from the date of the Corporation’s most recent annual audited consolidated financial statements, the value of the total stockholders’ equity as presented in the Corporation’s most recent unaudited balance sheet as at December 31 should be used to calculate the Net Book Value per Common Share.

“Notice of Conversion” has the meaning specified in Section 5.2(4).

“Notice of Intent” has the meaning specified in Section 5.2(2).

“Person” means a natural person, partnership, corporation, joint stock corporation, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

“Receiver” shall include one or more of a receiver, receiver-manager or receiver and manager of all or a portion of the undertaking, property and assets of the Corporation appointed by the Holder pursuant to this Debenture or by or under any judgment or order of a court.

“Subsidiary” has the meaning ascribed thereto in the Canada Business Corporations Act, as amended from time to time.

Section 2.2	Gender and Number.

Any reference in this Debenture to gender includes all genders and words importing the singular number only include the plural and vice versa.

Section 2.3	Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect the interpretation of this Agreement.

Section 2.4	Currency.

All references in this Debenture to dollars, unless otherwise specifically indicated, are expressed in United States currency.

Section 2.5	Certain Phrases, etc.

In this Debenture (i) (y) the words “including” and “includes” mean “including (or includes) without limitation” and (z) the phrase “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”, and (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 2.6	Accounting Terms.

All accounting terms not specifically defined in this Debenture shall be interpreted in accordance with GAAP.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1	Representations and Warranties.

The Corporation represents and warrants to the Holder as follows:

(a)	Incorporation and Qualification. The Corporation is duly amalgamated, validly existing and in good standing under the laws of Canada and is qualified, licensed or registered to carry on business under the laws applicable to it in all jurisdictions in which such qualification, licensing or registration is necessary, except where the failure to be so qualified, licensed or registered would not have a material adverse effect on its operations, business, properties or financial condition;

(b)	Corporate Power. The Corporation has all requisite corporate power and authority to (i) own, lease and operate its properties and assets and to carry on its business as now being conducted by it, and (ii) enter into and perform its obligations under the Debenture;

(c)	No Contraventions. Except for the consent to be obtained from the Corporation‘s lenders, the execution and delivery of this Debenture and the performance by the Corporation of its obligations hereunder does not and will not violate in any material respect any law or any provision of the articles, by-laws, constating documents or other organizational documents of the Corporation or constitute a material breach of any existing contractual or other obligation of the Corporation or contravene any licence or permit to which the Corporation is subject;

(d)	No Consents Required. Except for the consent to be obtained from the Corporation‘s lenders, no authorization, consent or approval of, or filing with or notice to, any Person is required in connection with the execution or performance by the Corporation of its obligations under this Debenture;

(e)	Due Authorization and Enforceability. The Corporation has taken all necessary corporate action to authorize the execution of this Debenture which constitutes, or upon execution will constitute, a valid and binding obligation of the Corporation enforceable against it in accordance with its terms, subject only to the following qualifications:

(i)	an order of specific performance and an injunction are discretionary remedies, and in particular, may not be available where damages are considered an adequate remedy;

(ii)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting enforceability of creditors’ rights; and

(f)	No Default. Neither the Corporation or its Material Subsidiaries is in violation of its constating documents, its by-laws or any shareholders’ agreement applicable to it or is in material default under any agreement for borrowed money or any Material Contract.

Section 3.2	Survival of Representations and Warranties.

The representations and warranties in this Debenture and in any certificates or documents delivered to the Holder shall not merge in or be prejudiced by and shall survive any advance and shall continue in full force and effect so long as any amounts are owing by the Corporation to the Holder under this Debenture.

ARTICLE 4

COVENANTS

Section 4.1	Affirmative Covenants.

So long as the Debenture remains outstanding, the Corporation and its Material Subsidiaries shall:

(a)	Corporate Existence. Preserve and maintain its corporate existence and all its rights, licenses, powers, privileges and franchises;

(b)	Carry on Business. Carry on and conduct its business in all material respects as now conducted by it;

(c)	Keeping of Books. Keep proper books of record and account, in which full and correct entries of all transactions in relation to its business are made; and

(d)	Notification of Default. Advise the Holder promptly and in no event later than the fifth Business Day from becoming aware of any Event of Default (as hereinafter defined).

Section 4.2	Negative Covenants.

So long as any amount owing under the Debenture remains unpaid, the Corporation and its Material Subsidiaries shall not, without the prior written consent of the Holder, which consent shall not be unreasonably withheld:

(a)	Disposal of Assets Generally. Directly or indirectly convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business or property, whether now owned or hereafter acquired, provided however, that so long as no Event of Default is then continuing or would result therefrom:

(i)	any Subsidiary of the Corporation may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to the Corporation; and

(ii)	the Corporation and its Subsidiaries may convey, sell, lease, transfer or otherwise dispose of in any financial year of the Corporation property the aggregate value of which (calculated in the case of any property acquired subsequent to the end of the most recent financial quarter of the Corporation, at the time of such conveyance, sale, lease, transfer or other disposition) does not exceed 10% of the aggregate value of all property of the Corporation and its Subsidiaries at such time;

In addition to and notwithstanding the foregoing, the Corporation or any Subsidiary may (i) sell property and lease, as lessee, the same property within 180 days following the acquisition or construction of such property pursuant to an irrevocable commitment made in writing before or at the time of such sale, provided that no Event of Default is then continuing or would result therefrom after giving pro forma effect thereto; and (ii) in the ordinary course of business, sell or otherwise dispose of property that is inventory held for sale, or equipment, fixtures, supplies or materials no longer required in the operation of its business or that is obsolete;

(b)	Mergers, etc. Enter into any transaction of amalgamation, consolidation, spin-off or merger or liquidate, wind-up or dissolve itself (or suffer any liquidation, winding-up or dissolution), except for a Going-Private Transaction, provided that, upon prior notice to the Holder, and so long as no Event of Default is then continuing or would result therefrom, any of the Corporation’s Subsidiaries may be merged, amalgamated or consolidated with, or wound up into, the Corporation or any one or more other Subsidiaries of the Corporation, or into any other Person so long as the resulting Person is the Corporation or one of its Subsidiaries; and

(c)	Distributions. Declare, make, pay or commit to any form of distribution or reduction of the profits of the Corporation and its Material Subsidiaries or of its capital, including (i) any dividend (including stock dividends) or other distribution on any present or future shares or (ii) the purchase, redemption or retirement or acquisition of any of its shares, or any option, warrant or other right to acquire any such shares, or apply or set apart any of its assets therefore, except where doing so would not have a material adverse effect on the Corporation’s operation, business, properties or financial condition.

ARTICLE 5

CONVERSION OF DEBENTURE

Section 5.1	Optional Conversion of Debentures if Third Party Investor

(1)	On or before the Maturity Date and upon and subject to the provisions and conditions of this Section 5.1, in the event that the Corporation agrees to issue a minimum of one million (1,000,000) Class A Shares to one or more third parties (the “Third Party Investor”), then the Holder shall have the right, at its option, to convert the principal amount of the Debenture to the date of such conversion into fully paid and non-assessable Class A Shares of the Corporation at the same time and on the same terms as the Third Party’s investment offer (the “Third Party Investor Conversion Price”). Subject to Section 5.8, the number of Class A Shares to be issued by the Corporation upon such conversion in full satisfaction of its obligations hereunder shall be equal to the sum of (i) the quotient resulting from dividing the principal amount of the Debenture by the Third Party Investor Conversion Price, and (ii) the number of Class A Share issuable pursuant to Section 5.4.

(2)	The Corporation shall notify the Holder in writing of its intention to issue Class A Shares to the Third Party Investor 10 Business Days prior to the proposed issuance (the “Third Party Investor Notice”) and the Third Party Investor Notice shall specify the terms of the Third Party investment offer.

(3)	If the Holder elects to convert the Debenture in accordance with Section 5.1, the Holder shall notify the Corporation of its intention to convert the Debenture by sending to the Corporation at its principal address, within 10 Business Days of the receipt of the Third Party Investor Notice, a notice to the effect that it is exercising its right to convert. Upon receipt by the Corporation of the Holder’s notice, the Holder shall be entered in the books of the Corporation as at the date of conversion as the holder of the number of Class A Shares into which the Debenture is convertible and, as soon as practicable, the Corporation shall deliver to the Holder a certificate, certificates or a global certificate representing such Class A Shares, as applicable.

(4)	Any conversion of the Debenture at the option of the Holder shall be conditional upon the completion of the issuance of the Class A Shares to the Third Party Investor.

Section 5.2	Optional Conversion at any time prior to December 31, 2015

(1)	Upon and subject to the provisions and conditions of this Section 5.2, the Holder shall have the right, at its option, to convert the principal amount of the Debenture to the date of such conversion into fully paid and non-assessable Class A Shares of the Corporation at any time prior to December 31, 2015. Subject to Section 5.8, the number of Class A Shares to be issued by the Corporation upon such conversion in full satisfaction of its obligations hereunder shall be equal to the sum of (i) quotient resulting from dividing the principal amount of the Debenture up to but excluding the date of conversion, by the Conversion Price, subject to adjustment, and (ii) the number of Class A Shares issuable pursuant to Section 5.4.

(2)	If, at any time after August 15, 2013, the Holder wishes to elect to convert the Debenture in accordance with Section 5.2, the Holder shall send to the Corporation,

at its principal address, a prior non-binding notice of intent to exercise its right to convert the Debenture in accordance with Section 5.2 (the “Notice of Intent”), at least five (5) Business Days prior to the proposed date of conversion.

(3)	Upon receipt of the Notice of Intent and, in any case, prior to the proposed date of conversion, the Corporation will assess whether there is material undisclosed information concerning the Corporation and, as applicable, the Corporation may choose to disclose such information to the public or, if such information cannot be disclosed at such time by the Corporation, impose reasonable trading restrictions (referred to as a “Black-Out”) which would prohibit the proposed conversion from occurring. The Corporation will advise the Holder of its intention to disclose material undisclosed information to the public or to impose a Black-Out within two (2) Business Days of the receipt of the Notice of Intent. Should the Corporation decide to disclose material undisclosed information to the public, the Corporation shall make such disclosure within three (3) Business Days of the receipt of the Notice of Intent. The Holder covenants that it will comply with any Black-Out imposed by the Corporation.

(4)	Provided that the Holder has previously complied with the provisions of Section 5.2(2) hereof and that the securities of the Corporation are not subject to a Black-Out, the Holder may exercise its definitive right to convert by sending to the Corporation at its principal address, on or prior to the date of conversion specified in the applicable Notice of Intent, a definitive notice to the effect that it is exercising its right to convert at the date of conversion specified in the Notice of Intent delivered in respect of such proposed conversion (the “Notice of Conversion”). Upon receipt of the Notice of Conversion, the Holder shall be entered in the books of the Corporation as at the date of conversion as the holder of the number of Class A Shares into which the Debenture is convertible and, as soon as practicable, the Corporation shall deliver to the Holder a certificate, certificates or a global certificate representing such Class A Shares, as applicable.

(5)	The Parties agree that notwithstanding the fact that the Holder has delivered a Notice of Intent in respect of a proposed conversion, the Holder will be under no obligation to exercise its right to convert pursuant to Section 5.2(4) unless and until it has delivered a Notice of Conversion in respect of such conversion to the Corporation.

(6)	A Notice of Intent shall only be valid in respect of the proposed date of conversion set forth on such Notice of Intent, such that the Holder must deliver a new Notice of Intent every time that it intends to exercise its right to convert pursuant to Section 5.2, the whole subject to the provisions of the provisions of Section 5.2(2).

(7)	A Notice of Conversion shall only be valid in respect of the proposed date of conversion set forth on the applicable Notice of Intent and if it is received by the Corporation on or prior to the date of conversion set forth on the applicable Notice of Intent.

Section 5.3	Automatic Conversion at the Maturity Date.

(1)	On the Maturity Date, the Corporation shall satisfy any and all sums due pursuant to this Debenture by the issuance of fully paid and non-assessable Class A Shares. Subject to Section 5.8, the number of Class A Shares to be issued by the Corporation on the Maturity Date pursuant to such conversion in full satisfaction of its obligations hereunder shall be equal to the sum of (i) quotient resulting from dividing the principal amount of the Debenture up to but excluding the date of conversion by the Conversion Price, subject to adjustment, and (ii) the number of Class A Shares issuable pursuant to Section 5.4.

(2)	The Holder shall be entered in the books of the Corporation as at the Maturity Date as the holder of the number of Class A Shares into which the Debenture is convertible, and as soon as practicable, the Corporation shall deliver to the Holder a certificate, certificates or a global certificate representing such Class A Shares, as applicable.

Section 5.4	Accrued Interest, etc.

(1)	At the time a conversion pursuant to Section 5.1, Section 5.2 or Section 5.3, accrued and unpaid interest on the principal amount of the Debenture up to but excluding the date of the conversion shall be satisfied by the issuance of fully paid and non-assessable Class A Shares.

(2)	Subject to Section 5.8, the number of Class A Shares to be issued by the Corporation pursuant to this Section 5.4 shall be equal to the quotient resulting from dividing the total accrued and unpaid interest on the principal amount of the Debenture up to but excluding the date of the conversion by, (i) in the case of a conversion pursuant to Section 5.1, the Third Party Investor Conversion Price, or (ii) in the case of a conversion pursuant to Section 5.2 or Section 5.3, the Conversion Price subject to adjustment.

Section 5.5	Reclassification etc.

(1)

In the case of any reclassification of the Class A Shares at any time outstanding (other than any subdivision or consolidation of Class A Shares into a greater or lesser number of Class A Shares) or change of the Class A Shares into other shares, or in case of a Corporate Reorganization of the Corporation (other than a Corporate Reorganization or a Going-Private Transaction which does not result in a reclassification of the outstanding Class A Shares or a change of the Class A Shares into other shares), the Holder shall be entitled to receive upon conversion, and shall accept, in lieu of the number of Class A Shares to which it was previously entitled upon such conversion, the kind and amount of shares and other securities or property which the Holder would have been entitled to receive as a result of the Corporate Reorganization if, on the effective date, it had been the registered holder of the number of Class A Shares to which it was previously entitled upon conversion. If necessary, appropriate adjustments shall be made in the application of the provisions set forth in this Article 5 with respect to the rights and interests thereafter of the Holder so that the provisions set forth in this Article 5 shall thereafter correspondingly be made applicable as nearly as may be possible in relation to any shares or other securities or property thereafter deliverable upon the conversion of the Debenture. Any such adjustments shall be made by and set forth in a supplemental debenture approved by the Corporation and the Holder and shall for all purposes be conclusively deemed to be an appropriate adjustment.

Section 5.6	Class A Shares issued upon Conversion

(1)	Class A Shares issued upon conversion shall rank only in respect of dividends declared in favour of shareholders of record on and after the date of conversion or such later date as the Holder becomes the holder of record of Class A Shares. As of and from the date of conversion, the Class A Shares so issued shall, for all purposes, be and be deemed to be issued and outstanding as fully paid and non-assessable Class A Shares.

Section 5.7	Adjustment of Conversion Price.

(1)	The Conversion Price in effect at any date shall be subject to adjustment from time to time as provided in this Section 5.7.

(2)	If and whenever the Corporation shall (i) subdivide or redivide the outstanding Class A Shares into a greater number of shares, (ii) reduce, combine or consolidate the outstanding Class A Shares into a smaller number of shares, or (iii) issue any Class A Shares to the holders of all or substantially all of the outstanding Class A Shares by way of a stock dividend (other than any stock dividends constituting dividends paid in the ordinary course) the number of Class A Shares which may or will be acquired pursuant to Article 5 on the date of the subdivision, redivision, reduction, combination or consolidation or on the record date for the issue of Class A Shares by way of a stock dividend, as the case may be, shall be increased, in the case of the events referred to in (i) and (iii) above, in the proportion which the number of Class A Shares outstanding before the subdivision, redivision or dividend bears to the number of Class A Shares outstanding after the subdivision, redivision or dividend, or shall be decreased, in the case of the events referred to in (ii) above, in the proportion which the number of Class A Shares outstanding before the reduction, combination, or consolidation bears to the number of Class A Shares outstanding after the reduction, combination or consolidation. Any issue of Class A Shares by way of a stock dividend shall be deemed to have been made on the record date fixed for the stock dividend for the purpose of calculating the number of outstanding Class A Shares under this Section 5.7(2).

(3)	In the case of any reclassification of, or other change in, the outstanding Class A Shares other than a subdivision, redivision, reduction, combination or consolidation, the number of Class A Shares which may or will be acquired pursuant to Section 5.8 shall be adjusted in such manner as the Corporation, with the approval of the Holder, acting reasonably, determine to be appropriate on a basis consistent with this Section 5.7.

(4)	If any question arises with respect to the adjustments provided in this Section 5.7, such question shall be conclusively determined by a firm of chartered accountants (who may be the Corporation’s auditors) appointed by the Corporation and acceptable to the Holder, acting reasonably. Such chartered accountants shall be given access to all necessary records of the Corporation and their determination shall be binding upon the Corporation and the Holder.

Section 5.8	No Requirement to Issue Fractional Shares.

The Corporation shall not be required to issue fractional Class A Shares upon a conversion pursuant to Sections 5.1, 5.2, 5.3 or pursuant to Section 5.4, If any fractional interest in a Class A Share would be deliverable upon the conversion, the number of Class A Shares to be issued shall be rounded down to the nearest whole number.

Section 5.9	Certificate as to Adjustment.

The Corporation shall, from time to time immediately after the occurrence of any event which requires an adjustment or re-adjustment as provided in Section 5.7, deliver a Certificate of the Corporation to the Holder specifying the nature of the event requiring the same and the amount of the necessary adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, which certificate and the amount of the adjustment specified therein shall be verified by an opinion of a firm of chartered accountants (who may be the Corporation’s auditors) appointed by the Corporation and acceptable to the Holder and, when approved by the Corporation, shall be conclusive and binding on all parties in interest.

Section 5.10	Notice of Special Matters.

(a)	The Corporation shall give notice to the Holder, in the manner provided in Article 7, of its intention to fix a record date for any event mentioned in Section 5.7 which may give rise to an adjustment in the number of Class A Shares which may or will be acquired pursuant to Article 5, and, in each case, the notice shall specify the particulars of the event and the record date and the effective date for the event; provided that the Corporation shall only be required to specify in the notice such particulars of the event as shall have been fixed and determined on the date on which such notice is given. Such notice shall be given not less than 14 days prior to the applicable record date.

(b)	The Corporation shall give the Holder at least 30 days prior written notice of any proposed sale by the Corporation of all or substantially all its assets, or of an amalgamation, merger or consolidation of the Corporation, together with a reasonable explanation of the details of such transaction, the amount and type of consideration paid for such transaction, and the consideration for each Class A Share on a fully diluted basis.

ARTICLE 6

EVENTS OF DEFAULT

Section 6.1	Events of Default.

The occurrence of any of the following events shall constitute an “Event of Default” under this Debenture:

(a)	If the Corporation fails to perform its obligations under Section 5.1 or Section 5.2 and such default shall continue for a period of 20 Business Days following the date of a written notice of such failure by the Holder to the Corporation;

(b)	If any representation or warranty made or deemed to be made by the Corporation in this Debenture or in any certificate, statement or report furnished in connection therewith is found to be false or incorrect in any material respect;

(c)	If the Corporation fails to perform, observe or comply with any covenants contained in Section 4.2;

(d)	The Corporation fails to perform, observe or comply with any of the covenants contained in Section 4.1 and such failure remains unremedied for 20 Business Days following written notice of such failure by the Holder to the Corporation;

(e)	If the Corporation fails to perform, observe or comply with any other material term, covenant or agreement contained in this Debenture and such failure remains unremedied for 30 days following written notice of such failure by the Holder to the Corporation; or

(f)	If the Corporation (i) becomes insolvent or generally not able to pay its debts as they become due, (ii) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors, (iii) institutes or has instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors including any plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors, or (z) the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its properties and assets, and in the case of any such proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties and assets) occurs, or (iv) takes any corporate action to authorize any of the above actions.

Section 6.2	Consequences of an Event of Default.

Upon the occurrence of any Event of Default, provided such Event of Default continues for 30 days or more following the date on which written notice thereof has been given to the Corporation by the Holder, then the Holder may declare the whole of the principal amount of this Debenture and all accrued unpaid interest thereon to be immediately due without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Corporation and as a result the Corporation will be required to issue fully paid and non-assessable Class A Shares in accordance with the provisions Section 5.3.

ARTICLE 7

MISCELLANEOUS

Section 7.1	No Requirement to Pay Money

For certainty, the Corporation’s obligations hereunder shall be satisfied exclusively by the issuance of Class A Shares in accordance with the provisions of Article 5 and in no circumstances shall the Corporation be required to pay any amount of money to the Holder.

Section 7.2	Waiver.

(1)	No amendment or waiver of any provision of this Debenture is effective unless in writing and approved by the Holder and the Corporation. Any amendment, waiver or consent is effective only in the specific instance and for the specific purpose for which it was given.

(2)	No failure on the part of the Holder to exercise, and no delay in exercising, any right under this Debenture shall operate as a waiver of such right; nor shall any single or partial exercise of any right under this Debenture preclude any other or further exercise of such right or the exercise of any other right.

Section 7.3	Notices, etc.

Any notice, direction or other communication to be given under this Debenture shall, except as otherwise permitted, be in writing and given as follows:

(a)	to the Corporation at:

Birks & Mayors Inc.

1240 Phillips Square

Montreal, Québec, Canada

H3B 3H4

Attention:	Vice-President, Legal Affairs and Corporate Secretary

Telephone:	(514) 397-2509
Facsimile:	(514) 397-2537

(b)	to the Holder at:

Rhino 66 Limited

10 Orange Street

Haymarket, London

United Kingdom

WC2H 7DQ

Attention:	Jane Henman

Telephone:	44 (0) 207 312 0000
Facsimile:	44 (0) 207 312 0022

Any such communication shall be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Montreal time) and otherwise on the next Business Day, (ii) if mailed, four (4) days after being mailed, (iii) if sent by a nationally recognized courier service, when signed for, and (iv) if transmitted by facsimile or similar means of recorded communication on the Business Day following the date of transmission. Any Party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such Party at its changed address.

Section 7.4	Severability.

If any provision of this Debenture shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect.

Section 7.5	Successors and Assigns, etc.

This Debenture may not be assigned by the Holder without the prior written consent of the Corporation. Subject to the preceding sentence, this Debenture and all its provisions shall enure to the benefit of the Holder, its successors and assigns and shall be binding upon the Corporation, its successors and assigns.

Section 7.6	Expenses.

All costs and expenses incurred in connection with this Debenture and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 7.7	Governing Law.

This Debenture shall be governed by and interpreted and enforced in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein. Each party to this Debenture irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of Québec situated in the city of Montreal and waives objection to venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 7.8	Counterparts.

This Debenture may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 7.9	Compliance with Securities Laws.

The Holder of this Debenture acknowledges that this Debenture is being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder shall not offer, sell or otherwise depose of this Debenture. This Debenture and any Debenture issued in substitution or replacement therefor shall be stamped or imprinted with the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR STATE SECURITIES LAWS. THE HOLDER HEREOF, BY

PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF BIRKS & MAYORS INC. THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO BIRKS & MAYORS INC., (B) IF THE SECURITIES HAVE BEEN REGISTERED IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (C) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (D) IN COMPLIANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, INCLUDING, WITHOUT LIMITATION, RULE 144 THEREUNDER, IF APPLICABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (E) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND WITH RESPECT TO CLAUSES (C), (D) AND (E) ABOVE, THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING, OR OTHER EVIDENCE OF EXEMPTION, REASONABLY SATISFACTORY TO BIRKS & MAYORS INC.”

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BIRKS & MAYORS INC.

By:	/s/ Michael Rabinovitch
	Name:	Michael Rabinovitch
	Title:	Executive VP & CFO

RHINO 66 LIMITED

By:	/s/ JMA Henman
	Name:	JMA Henman
	Title:	Director

By:	/s/ M.D. Luckett
	Name:	M.D. Luckett
	Title:	Director